Exhibit 2.1

AMENDMENT TO THE BUSINESS COMBINATION AGREEMENT

This Amendment to the Business Combination Agreement (this “Amendment”), dated as of August 24, 2022, is by and between CF Acquisition Corp. VI, a Delaware corporation (“SPAC”), and Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada (the “Company”), and amends that certain Business Combination Agreement, dated as of December 1, 2021 (the “Business Combination Agreement”), by and between SPAC and the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, Section 10.11 of the Business Combination Agreement provides that the Business Combination Agreement may be amended by a duly authorized agreement in writing signed by the Company and SPAC; and

WHEREAS, the Company and SPAC desire to amend, and do hereby amend, the Business Combination Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals, the agreements set forth in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SPAC and the Company, intending to be legally bound, hereby agree as follows:

1.                   Amendment to the Business Combination Agreement.

(a)                Clause (ii) of Section 9.1(g) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) the Closing has not occurred on or before October 31, 2022 (the “Agreement End Date”) unless SPAC is in material breach hereof”.

(b)                Clause (ii) of Section 9.1(h) of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) the Closing has not occurred on or before Agreement End Date, unless the Company is in material breach hereof”.

2.                   References to the Business Combination Agreement. After giving effect to this Amendment, unless the context otherwise requires, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” or words of like import referring to the Business Combination Agreement shall refer to the Business Combination Agreement as amended by this Amendment. Except as specifically set forth above, the Business Combination Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed. Upon the execution and delivery of this Amendment by the parties hereto, (a) this Amendment shall become immediately effective, and (b) this Amendment shall be incorporated in, and become a part of, the Business Combination Agreement as set forth herein for all purposes of the Business Combination Agreement. To the extent any provision of the Business Combination Agreement is inconsistent with this Amendment, this Amendment shall control.

3.                   Other Miscellaneous Provisions. Article X of the Business Combination Agreement shall apply to this Amendment as if set forth herein, mutatis mutandis.

[Signatures Follow]

lN WlTNESS WHEREOF, the parties have caused this Amendment to the Business Combination Agreement to be duly executed as of the date first written above.

SPAC:

CF Acquisition Corp. VI

By:	/s/ Howard W. Lutnick
Name: Title:	Howard W. Lutnick Chief Executive Officer

COMPANY:

Rumble Inc.

By:	/s/ Christopher Pavlovski
Name:	Christopher Pavlovski
Title:	Chief Executive Officer

[Signature Page to the Amendment to the Business Combination Agreement]